SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Background Information

As previously disclosed in the Xcel Energy Annual Report on Form 10-K for the year ended Dec. 31, 2006, on May 31, 2006, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy, filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million, or 6.0 percent.  The rate filing was based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent.

In addition, SPS submitted a fuel reconciliation filing, which requested approval of approximately $957 million of Texas-jurisdictional fuel and purchased power costs for 2004 through 2005.  The combined case was transferred to the State Office of Administrative Hearing (SOAH).  As a part of the fuel reconciliation case, fuel and purchased energy costs, which are recovered in Texas through a fixed-fuel and purchased energy recovery factor as a part of SPS’ retail electric rates, were reviewed.

Various parties filed testimony on base rate and fuel issues, including the Office of Public Utility Counsel; the State of Texas; the Texas Industrial Energy Consumers; the Alliance of Xcel Municipalities; Occidental Permian Ltd; the Staff of the Public Utility Commission of Texas (Commission); and others.  Intervenor recommendations ranged from a base rate reduction of $56 million to a base rate increase of $31 million.

In the fuel reconciliation portion of the proceeding, the parties recommended several adjustments related to SPS’s fuel reconciliation filing, including the methodology for assigning fuel costs to certain firm wholesale sales, coal mitigation activities, the treatment of electric line losses and other items.  The recommendations ranged from a disallowance of $8 million to a disallowance of $120 million.  In addition, the Alliance of Xcel Municipalities challenged the prudence of the decision to enter into certain coal contracts through 2010 and 2017, respectively, which is estimated to be in excess of $100 million.

Texas Settlement Agreement

On March 26, 2007, SPS and various intevernors filed a Unanimous Stipulation agreement related to the Texas retail rate case as well as the fuel reconciliation portion of the proceeding.   The settlement provides for an annual base rate increase of $23 million or approximately 3 percent.  The settlement is a “black box” agreement, with no stipulated return on equity or capital structure.

In addition, the Settlement disallows approximately $27 million of SPS’ 2004-2005 fuel expense.  However, approximately $15.5 million of SPS’ filed request for fuel recovery was associated with a proposed change in the electric line loss factors for 2004 - 2005, and this amount was expensed during that period.  An additional $2.3 million will be deducted from SPS’ next fuel reconciliation filing to be made in 2008, associated with the 2006-2007 fuel reconciliation period.  An estimated reserve was established in 2006 for these incremental amounts; therefore, no additional expense associated with the fuel reconciliation portions of the Settlement will be recognized in 2007.

The Settlement also provides for greater certainty related to fuel cost assignment among SPS’ wholesale and retail sales.  The settlement allows all of SPS’ existing long-term firm and interruptible capacity wholesale sales to be assigned system average cost for purposes of Texas retail ratemaking, except for the sales to El Paso Electric Company (EPE), which was litigated during hearings in March 2007. The fuel cost assignment associated with the current EPE firm power sale agreement will be determined by the

Commission separately at a later date.   In the event, however, the Commission determines incremental fuel cost assignment related to the EPE contract is appropriate, the Settlement provides that the fuel disallowance is limited to an annual amount of  $6.3 million per year, from the date of the Commission’s order, in the EPE proceeding, through 2008.  Furthermore, the settlement also creates standards for cost assignment that would apply to future wholesale sale transactions, and establishes margin sharing of market based wholesale demand revenues.

In addition, the Settlement resolves a number of fuel related issues for certain future reconciliation periods including its coal contract costs, a purchase agreement with Golden Spread Electric Cooperative; and the treatment of variable O&M costs under certain purchase power agreements.

If SPS files a general rate case in 2008, which is currently expected, the settlement would allow for an interim rate increase associated with a purchased power agreement with Lea Power Partners of approximately $1.5 million per month from the date of commercial operations.   Interim rates would be subject to a true up based on the ultimate outcome of the general rate case proceeding and actual purchased capacity costs incurred.

SPS also filed a motion with the Administrative Law Judge seeking to implement the $23 million base rate increase, effective April 1, 2007, on an interim basis until the Commission acts on the Unanimous Stipulation. It is expected that the Commission will consider the settlement at the same time as it considers the EPE wholesale cost assignment, which is likely to occur late in the second quarter of 2007.

Other Jurisdictions

As described in the Xcel Energy and the SPS Annual Report on Form 10-K for the year ended Dec. 31, 2006, SPS is involved in various regulatory proceedings in other jurisdictions in which it operates, that have raised similar issues as those addressed in this Texas proceeding, including the methodology for assigning fuel costs to certain firm wholesale sales.   SPS has initiated settlement discussions, which may result in the recognition of a reserve in the first quarter of 2007, related to the ultimate resolution of those proceedings.

Xcel Energy 2007 Earnings Guidance

Xcel Energy reaffirms its 2007 earnings per share from continuing operations guidance as detailed in the following table.  The 2007 guidance reflects the expected impact from the SPS Texas settlement.

2007 Diluted EPS Range
Utility operations	$1.39 - $1.49
Corporate-owned life insurance (COLI) tax benefit	$0.11
Holding company financing costs and other	$(0.15)
Xcel Energy Continuing Operations – EPS	$1.35 - $1.45

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

March 28, 2007